EXHIBIT 21

Subsidiaries as of December 31, 2009

Name	Jurisdiction of Organization
Interactive Intelligence International, Inc.	Delaware

Interactive Portal, Inc.	Indiana

Vonexus, Inc.	Indiana

AcroSoft Corporation	South Carolina

Interactive Intelligence France S.A.R.L.	France

ININ (Australia) Pty Ltd.	Australia

ININ UK Limited	England

ININ Netherlands B.V.	The Netherlands

Interactive Germany Gmbh	Germany

Innovative Interactive Korea, Inc	Korea

Interactive Intelligence Middle East FZ LLC	Dubai

Interactive Intelligence, Canada, Ltd	Canada

Interactive Intelligence Sweden AB	Sweden